Exhibit 10.2

AMENDMENT NO. 4

TO THE TOLL MANUFACTURING AGREEMENT

This Amendment No. 4 (the “Amendment”), effective as of January 1, 2011, is by and between Arena Pharmaceuticals GmbH (“ARENA”) and Siegfried Ltd. (“SIEGFRIED”), and modifies the Toll Manufacturing Agreement, dated January 7, 2008, as amended, by and between ARENA and SIEGFRIED (the “Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

In consideration of the promises and the mutual covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Sections 6.2(ii) and (iii) are amended and restated in their entirety as follows:

“(ii) The Sales Prices charged to SIEGFRIED, on a stock keeping unit (hereinafter “SKU”) by SKU basis for each Product, shall be agreed upon in writing from time to time by the Parties. The Parties are aware that the prices in years subsequent to 2011 may decrease as a result of e.g. improved cost structures, or increase as a result of increased direct costs. Not later than November 30, 2011 (and November 30 of subsequent years, if applicable), SIEGFRIED will propose Sales Prices for the following calendar year, on a SKU by SKU basis, for consideration by ARENA. The Parties shall discuss and agree upon pricing for the following year not later than December 31, 2011 (and December 31 of subsequent years, if applicable).

(iii) With respect to this Section 6.2(iii), the term “Main Products” shall refer to Felodipine, Fluoxetine, Doxazosine, Nifedipine, Selegilin and Rhefluin. Notwithstanding anything to the contrary herein, for Main Products manufactured during the period beginning January 1, 2011 and ending on June 30, 2012, the prices charged by ARENA shall be equal to the Sales Price for the Product, reduced by (1) 20% for bulk Products and (2) 40% for packaged Products (price without bulk part, whereby bulk part carries discount of 20%). The Parties may mutually agree to extend such discounted pricing after June 30, 2012, and/or that additional Products be included as Main Products hereunder; any such agreement must be in writing by amendment to this Agreement.”

2. A new part (v) to Section 6.2 is hereby added as follows:

“(v) An adjustment to the Sales Price for each Product in packaged form that is ordered (one SKU, in one order, for delivery on one date) shall be applied to invoices for such Product where the volumes are less than 1,500 packages of the Product or greater than 9,000 packages of the Product. For such orders of less than 1,500 packages of a Product, the Sales Price will be increased by 30% (after reduction under Section 6.2(iii), if applicable). For such orders of greater than 9,000 packages of a Product, the Sales Price will be decreased by 10% (after reduction under Section 6.2(iii), if applicable). This Section 6.2(v) does not apply to orders for bulk Products.”

3. Unless otherwise specifically amended herein, all of the terms and conditions of the Agreement shall remain in full force and effect.

4. This Amendment may be executed in multiple counterparts, each of which shall be considered and shall have the same force and effect of an original.

5. This Amendment shall be governed by the laws of Switzerland under the exclusion of the UN Convention on Agreements for the International Sale of Goods (the so-called Vienna Convention).

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed, or caused to be duly executed, this Amendment.

Siegfried Ltd.		Arena Pharmaceuticals GmbH

By:	/s/ Hans-Rudolf Kern	By:	/s/ Daniel Müller

Name:	Hans-Rudolf Kern	Name:	Daniel Müller

Date:	May 19, 2011	Date:	May 19, 2011

By:	/s/ Hubert Stückler	By:	/s/ Bernhard Brecht

Name:	Hubert Stückler	Name:	Bernhard Brecht

Date:	May 25, 2011	Date:	May 18, 2011